Exhibit (c)(2)

Sea Pines Associates, Inc.
Fairness Materials
July 27, 2004

Table of Contents 1 Situation Overview 2 Business Description and Recent Performance 3 Process Overview 4 Sea Pines Valuation 5 Conclusions 6 Appendix 2

Situation Overview
Transaction Overview
Riverstone has proposed to ##The Board of Directors of Sea Pines Associates, Inc. (“Sea Pines” or the “Company”) is pay $8.50 per share in cash, considering recommending the sale of the Company to The Riverstone Group, LLC which equates to an equity (“Riverstone”), an entity controlled by William H. Goodwin, Jr. value of $31.6 million and an f Riverstone is currently the largest shareholder of Sea Pines, owning 26.6% of outstanding shares enterprise value of $74.2 million f A sale of the Company requires approval by 80% of shareholders, effectively giving Riverstone a “blocking position” against any other potential transaction
The Purchase Price represents multiples of ##Riverstone has proposed to buy the Company for $8.50 per share (the “Purchase Price”) 18.3x, 13.1x and 11.4x 2003A, using 100% cash consideration (the “Transaction”) 2004P and 2005P EBITDA, f The Purchase Price equates to an enterprise value of approximately $74.2 million based respectively on Sea Pines’ current debt and cash balances and equivalent to an asset purchase price of $13.00 per share (1) f No financing or due diligence contingencies exist
# The Purchase Price represents multiples of 18.3x, 13.1x and 11.4x 2003A, 2004P and 2005P EBITDA, respectively
# Greenhill & Co., LLC (“Greenhill”) has been asked by the Special Committee of the Board of Directors of Sea Pines to provide an opinion as to the fairness of the Transaction from a financial point of view to the Sea Pines shareholders
(1) Grossed up for corporate taxes owed on gain on sale of assets based on Ernst & Young analysis and for transaction costs to be paid by Sea Pines shareholders upon a sale of assets 3

Situation Overview Merger Valuation Summary Riverstone’s bid implies a (amounts in thousands, except per share value) value for Sea Pines that is 18.3x, 13.1x and 11.4x Riverstone Bid Price per Share $8.50 2003A, 2004P and 2005P Shares Outstanding 3,600.5
EBITDA, respectively Deferred Shares (1) 113.7 Fully-Diluted Shares Outstanding 3,714.2
Equity Value at $8.50 per Share $31,570.3 Net Debt and Preferred Stock (2) $42,663.9 Enterprise Value $74,234.2
2003A 2004P 2005P Enterprise Value / Revenue 1.4x 1.3x 1.3x Enterprise Value / EBITDA 18.3x 13.1x 11.4x Enterprise Value / EBIT 41.1x 23.9x 19.2x Price / Earnings N/A 40.9x 22.4x
(1) Issued to management upon change of control (2) Includes $37.8 million due under Wachovia credit facility, $2.5 million of principal and $0.4 million of accrued interest due on the trust preferred securities, and $1.7 million redemption value and $0.3 million of accrued dividends on the Series A Preferred Stock outstanding
Note: Projections from Management five year forecast, 4/6/2004 4

Table of Contents 1 Situation Overview 2 Business Description and Financial Performance 3 Process Overview 4 Sea Pines Valuation 5 Conclusions 6 Appendix 5

Business Description and Financial Performance

Business Description

Sea Pines conducts resort and real estate brokerage operations on Hilton Head Island, South Carolina

- Sea Pines owns and operates premier resort assets located in Sea Pines, a 5,300-acre master planned resort community on Hilton Head Island, South Carolina
- The Company's resort properties include the Inn at Harbour Town, a four diamond 60-room inn, the Harbour Town Golf Links, one of the elite courses in the United States and host to the PGA's MCI Heritage Classic, and Sea Pines Racquet Club, #2 on Tennis Magazine's Best Tennis Resorts list
  - Resort operations also include the Ocean and Sea Marsh golf courses, conference facilities, food and beverage operations, a beach club, an equestrian facility, home and villa rental management operations, and several parcels of undeveloped land
- In addition to its resort operations, Sea Pines operates Sea Pines Real Estate Company ("SPREC"), a real estate brokerage for buyers and sellers of residential real estate in the Hilton Head area and its neighboring communities

Assets by Segment at January 31, 2004


Real Estate Brokerage
7%
Resort
93%

Total Assets: $52.8 million

Revenue and EBITDA by Fiscal Year


$60
$50
$40
$30
$20
$10
$0
Revenues ($ mm)
$9
$7
$5
$3
$1
-$1
EBITDA ($mm)
FY1999
FY2000
FY2001
FY2002
FY2003
Real Estate Brokerage Revenue
Resort Operations Revenue
Consolidated EBITDA

Source: Company filings

Greenhill | 6

Business Description and Financial Performance
Business Description (Continued)
The difficult travel and FY2004P Revenue by Segment ($mm) FY2004P EBITDA by Segment ($mm) hospitality industry
Hospitality environment has had an Hospitality Other Other Services impact on Sea Pines’ resort Services 0%
1% 0% 36%
operations, but the Company Real Estate is seeing improving results Brokerage
13% Real Estate Low mortgage interest rates Brokerage and a favorable second 34% home real estate market have Recreation supported strong SPREC Services
Recreation 87% results Services 29%
Total 2004P Revenue: $55.5 million Total 2004P EBITDA: $5.7 million
Inn at Harbour Town – REVPAR (1) Harbour Town Golf Links — Rounds Played (2)
$115 27,000 $111 $110 26,000 25,342 25,318 25,246 $105 25,000 $105 24,195 $102 24,000 $100 23,000 $94 $95 22,000 $90 21,000 $85 20,000 FY2001A FY2002A FY2003A FY2004P FY2001A (3) FY2002A FY2003A FY2004P
(1) REVPAR = Revenue per Available Room; calculated as product of average daily rate and occupancy (2) Resort rounds played (excludes rounds played by members) (3) The Harbour Town Golf Links was closed for two months during FY2001; FY2001 results extrapolated for comparison purposes
Sources: Company filings, Management five year forecast, 4/6/04 7

Business Description and Financial Performance
Summary Financials
Q2 2004 vs. Q2 2003
Improving top line results ($ in thousands) Three Months Ended may demonstrate the April 30, beginning of a recovery 2004 2003 % Change
Revenues Hospitality Services $5,085.0 $4,776.0 6.5% Recreation Services 4,976.0 4,922.0 1.1% Real Estate Brokerage 6,048.0 3,688.064.0% Other 206.0 228.0 (9.6%) Total Revenues $16,315.0 $13,614.0 19.8% EBITDA Resort Operations $1,659.0 $1,705.0 (2.7%) Real Estate Brokerage 703.0 287.0 144.9% Other (324.0) 48.0 (775.0%) Total EBITDA $2,038.0 $2,040.0 (0.1%) Depreciation and Amortization (643.0) (646.0) 0.5% Operating Income $1,395.0 $1,394.0 0.1%
Other Income (Expense) 2.0 (8,006.0) (100.0%) Interest Income (Expense) (305.0) (600.0) 49.2% Income Before Taxes $1,092.0 ($7,212.0) (115.1%)
Income Tax Benefit 0.0 (696.0) (100.0%) Net Income $1,092.0 ($7,908.0) (113.8%)
Basic and Diluted EPS $0.29 ($2.22) (113.2%)
Note: 2004 results exclude $178,000 of costs related to barter transaction timing differences which revenue to be recognized in a subsequent period will completely offset Source: Company filings 8

Table of Contents 1 Situation Overview 2 Business Description and Recent Performance 3 Process Overview 4 Sea Pines Valuation 5 Conclusions 6 Appendix 9

Process Overview
Process Overview
Greenhill was first engaged ##The Board of Directors (the “Board”) of Sea Pines engaged Greenhill to assess the to analyze the valuation and potential value and salability of the Company salability of Sea Pines in the context of strategic options available ##The Company issued debt related to payment for legal damages (the “Judgment Loan”) that matures on July 31, 2005. The Company is not projected to have sufficient cash to pay down the loan at that time
# As a result, prior to July 31, 2005, Sea Pines must effect one of the following strategic options or a combination thereof:
Strategic Option Description
# Standalone Refinancing ##The Company receives new financing and uses some or all of the proceeds to pay the Judgment Loan
# Sale of Specific Assets ##The Company sells whole or partial interests (e.g. undeveloped land, partial stake in in one or more discrete assets and uses Plantation Club development) some or all of the proceeds to repay the Judgment Loan and any resulting tax liability
# Sale of All or Substantially All of the ##The Company sells its stock or substantially Company all of its assets to a strategic or financial buyer and distributes the net proceeds to its shareholders 10

Process Overview
Process Overview
(Continued)
After receiving instruction ##In the delivery of its Assessment Report at the April 19, 2004 meeting of the Sea from the Board to commence Pines Board of Directors (the “Board”), Greenhill recommended the Company a marketing process, explore a sale process Greenhill contacted Riverstone, which had f The current environment is extremely strong in terms of strategic and financial buyer previously expressed his interest and availability of acquisition financing interest in acquiring the Company f An outright sale of the Company will transfer business and asset risk to a third party while allowing shareholders to monetize holdings in the near term f New owner(s) should invest in assets, leading to an enhanced experience for residents f Large recent developments at competing regional properties have accelerated the need for investment in order for Sea Pines to retain its position among higher-end East Coast resorts f Process could be terminated at any time prior to signing definitive agreements f At any time, the Board could choose to sell specific assets of the Company if an acceptable valuation for the entire company was not achievable
# Following the April 19th meeting, the Board authorized Greenhill to commence a marketing process
# As a first step, the Board requested that Greenhill contact Riverstone, which had previously expressed interest in acquiring the 73% of the Company that it did not already own 11

Process Overview
Process Overview
(Continued)
##On May 4th, Greenhill held an initial meeting with Riverstone, which conveyed its view that On May 21st and following Sea Pines is worth $6 to $8 per share with emphasis on the low end of the range meetings and conversations with Greenhill, Riverstone ##On May 6th, the Special Committee advised Greenhill that the Board would require an offer of submitted a written offer to $10.50 per share in order to preempt a full-scale marketing process purchase the stock of Sea Pines for $9.00 per share and ##On May 7th, Greenhill informed Riverstone of the $10.50 per share requirement subsequently reduced that offer to $8.50 in July f Riverstone responded that it would be willing to pay up to $9.25 per share for the stock of Sea Pines (later revised to $9.00 after learning of updated number of fully diluted shares outstanding) f Riverstone also indicated that it would exercise its right as an owner of more than 20% of Sea Pines shares to block any other transaction
# On May 21st, Riverstone submitted a written offer of $9.00 per share f In its letter, Riverstone affirmed that its offer would not be subject to any financing contingency or due diligence
# At its meeting on May 24th, the Sea Pines Board voted to suspend any full-scale marketing process and commence contract negotiations with Riverstone for several key reasons f Certainty of transaction as result of blocking position f Likelihood that other potential buyers would only be interested in a purchase of assets f Offer to purchase stock of $8.50 per share attractive from a financial standpoint f Riverstone is a resident-friendly buyer, which has promised not to overly develop the Harbour Town assets
# Throughout June and July, Riverstone, Sea Pines and their advisors have been negotiating the stock purchase agreement # During July, Riverstone reduced its offer to $8.50, citing previously unknown costs required to consummate transaction 12

Table of Contents 1 Situation Overview 2 Business Description and Recent Performance 3 Process Overview 4 Sea Pines Valuation 5 Conclusions 6 Appendix 13

Sea Pines Valuation
Greenhill Valuation Overview
Greenhill utilized a variety of ##In its April 19th Assessment Report, Greenhill performed a valuation of Sea valuation methodologies in Pines determining a value range for Sea Pines f Methodology combined discounted cash flow and multiple-based valuations of Sea Pines’ cash flow generating assets with highest and best use appraised values of the Company’s undeveloped land assets f Greenhill considered values potentially realizable in a sale of stock and a sale of assets
# In evaluating the fairness of the Riverstone offer, Greenhill has also applied other traditional valuation methodologies f Comparable Company Analysis: While no “pure play” comparable company exists for Sea Pines, Greenhill applied ranges of public hotel/resort operator trading multiples, specifically Enterprise Value/EBITDA, Enterprise Value/EBIT, and Price/Earnings f Precedent Transactions Analysis: Greenhill reviewed selected transactions involving hotels and resorts and applied a range of multiples, specifically Enterprise Value/Revenue, Enterprise Value/EBITDA, Enterprise Value/EBIT, and Price/Earnings
Note: The Company is aware of only 27 transfers of its common stock during FY2003 and has no official data as to the prices at which any of these transfers took place. Accordingly, trading activity in the common stock does not represent a reliable indicator of the aggregate market value of the Company and estimating the value of the Company though a traditional premiums paid analysis is not possible 14

Sea Pines Valuation Per-Share Valuation Summary
The Riverstone offer is within and near the high end Scenario 1 — Stock Sale of of value ranges implied by $7.01 $12.08 Entire Company traditional valuation methodologies Scenario 1 — Asset Sale of $5.61 $9.38 Entire Company Scenario 2 — Stock Sale and $6.08 $10.68 Separate Asset Sale of Undeveloped Land Comparable Company Analysis $2.00 $7.00
Precedent Transaction Analysis $2.00 $6.00
$0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00$14.00 Riverstone Offer: Asset Purchase $8.50 Equivalent: $13.00 (1)
(1) Grossed up for corporate taxes owed on gain on sale of assets based on Ernst & Young analysis and for transaction costs to be paid by Sea Pines shareholders upon a sale of assets Notes: Assumes net debt and preferred stock of $42.7 million and 3.7 million shares outstanding. Per share values shown net of corporate taxes owed on sale of assets where applicable 15

Sea Pines Valuation
Valuation Parameters
Valuation of Sea Pines is ##Sea Pines suffers a significant discount to the valuations of its most comparable challenging for a number of publicly traded peers and to multiples suggested by recent similar precedent reasons transactions due to a number of factors
f Slower historical and projected revenue growth f Significantly lower cash flow and net margins f Large investments necessary to upgrade facilities and remain competitive f Size and lack of diversity an issue relative to comparables
# Counteracting these factors is potential “trophy value” of Sea Pines and the Harbour Town Golf Links 16

Sea Pines Valuation

Projected Financial Performance

Key Assumptions

Management developed projections for Sea Pines as a stand-alone entity

- Hospitality Services
  - Rental management average number of units increases 1% per year and average daily rate increases 2.5% per year over forecast period
  - Inn at Harbour Town average daily rate increases 3.5% per year during forecast period and occupancy grows from 55% in FY2003 to 70% in FY2008
  - Food and Beverage revenue grows between 3% and 4% per year over forecast period
- Recreation Services
  - Average resort rates at Harbour Town Golf Links, the Ocean Course, and the Sea Marsh course grow 3% annually over forecast period
  - Harbour Town Golf Links resort rounds played grow between 2.6% and 3.8% annually over forecast period
  - Ocean/Sea Marsh courses resort rounds played grow between 4.0% and 4.2% annually over forecast period
- Real Estate Services
  - Sales volume grows 5% annually through 2007 and 4% in 2008
  - 3.9% revenue as a percentage of sales volume
  - 73.4% commission expense

Source: Management five year forecast, 4/6/04

Greenhill

17

Sea Pines Valuation Revenue and EBITDA Projections by Segment Management Forecast Revenue and cash flow are ($in millions) Fiscal Year Ending October 31, CAGR projected to improve over 2002A 2003A 2004P 2005P 2006P 2007P 2008P ‘04P-’08P the near term Revenues
Hospitality Services $19,066.9 $17,848.0 $19,547.1 $20,509.5 $21,448.1 $22,383.8 $23,424.4 Recreation Services 15,285.4 15,219.6 16,239.5 17,044.3 17,831.1 18,650.9 19,505.1 Real Estate Brokerage 16,250.3 19,708.9 18,964.5 19,911.2 20,905.3 21,949.1 22,825.8 Other 878.0 799.9 793.4 614.4 490.6 495.4 500.3
Total Revenues $51,480.6 $53,576.3 $55,544.5 $58,079.5 $60,675.0 $63,479.1 $66,255.6 4.5% Growth 2.3% 4.1% 3.7% 4.6% 4.5% 4.6% 4.4% EBITDA (1) Hospitality Services $109.6 ($707.1) ($0.0) $177.0 $328.3 $443.1 $595.8 Recreation Services 4,844.4 4,135.5 4,893.6 5,413.3 5,811.0 6,226.9 6,664.9 Real Estate Brokerage 487.5 790.8 745.3 900.4 1,032.0 1,167.6 1,254.9 Other 49.0 (152.5) 28.2 20.8 13.1 5.2 (2.9) Total EBITDA $5,490.5 $4,066.6 $5,667.0 $6,511.4 $7,184.4 $7,842.8 $8,512.8 10.7%
Growth 44.7% (25.9%) 39.4% 14.9% 10.3% 9.2% 8.5% Margin 10.7% 7.6% 10.2% 11.2% 11.8% 12.4% 12.8%
Source: Management five year forecast, 4/6/04 (1) Overhead allocated to segments according to Management methodology 18

Sea Pines Valuation

Scenario 1

Description

- Scenario 1 represents the valuation of cash flow generating assets based on management forecasts and highest and best use values of undeveloped land
  - Includes the assumption of residential development at the Racquet Club site and the construction of a 100-room hotel and spa at the Plantation Club site
  - Both stock and asset sales are considered
- Sensitivities are applied to discount rate and terminal growth rate assumptions to arrive at a range of DCF values for the main cash flow generating assets, and a range of EBITDA multiples is applied to determine values for the rental management and real estate brokerage businesses
- Sensitivities are applied to PKF values of undeveloped land and repositioned assets to identify a range of values potentially realizable from an acquiror required to assume development risk

Cash Flow Generating Assets

- Harbour Town Golf Links
- Ocean and Sea Marsh Courses
- Inn at Harbour Town and Conference Center
- Sea Pines Real Estate Corporation
- Sea Pines Rental Management
- Racquet Club
- Beach Club
- Bike Shop
- Lawton Stables
- Welcome Center
- Harbour Town Bakery/Deli

Undeveloped Land

- Liberty Oak Parcels B, C & D
- Artists Area Parcels A & B
- Cottage Site
- Saddlebag Site
- Sea Pines Center Parcels C-1 & C-4
- Sea Pines Forest Preserve

Repositioned Assets

- Plantation Club
- Racquet Club

Greenhill
19

Sea Pines Valuation Scenario 1 Total Valuation Assuming Stock Sale This methodology translates ($in thousands, except per share values) High Mid Low into enterprise values
Cash Flow Generating Assets, Excluding Rental Management and Brokerage Businesses $57,472 $51,903 $46,334 between $71 million and $90 Rental Management and Brokerage Businesses 16,038 13,746 11,455 million, or a per share range of approximately $7 to $12 Undeveloped Assets Based on PKF Appraisals 14,140 12,702 11,264 New Developments Based on PKF Appraisals 2,435 2,0761,718 Total Enterprise Value Assuming Stock Sale $90,085 $80,428 $70,771 Less: Transaction Costs (1) (2,552) (2,311) (2,069) Less: Net Debt and Preferred Stock (42,664) (42,664) (42,664) Total Equity Value $44,869 $35,453 $26,038 Shares Outstanding (2) 3,714.2 3,714.2 3,714.2 Value Per Share $12.08 $9.55 $7.01
Note: Additional detail behind calculations shown in appendix
(1) Transaction costs consist of Greenhill fees and an assumed $300,000 of other professional fees (2) Includes 113,650 of deferred issuance shares 20

Sea Pines Valuation Scenario 1 Total Valuation Assuming Asset Sale Unless a buyer is willing to ($in thousands, except per share values) High Mid Low pay a premium as a result of
Cash Flow Generating Assets, Excluding Rental Management and Brokerage Businesses $57,472 $51,903 $46,334
not taking on the liabilities of the Company, an asset sale Rental Management and Brokerage Businesses 16,038 13,746 11,455 will result in a lower value Undeveloped Assets Based on PKF
Appraisals 14,140 12,702 11,264 per share than a stock sale New Developments Based on PKF Appraisals 2,435 2,076 1,718 Value of Acquiror Tax Impacts Based on Ernst & Young Analysis 6,221 4,409 2,596
Total Enterprise Value $96,306 $84,837 $73,367 Less: Transaction Costs (1) (2,708) (2,421) (2,134) Less: Taxes on Asset Sale Based on Ernst & Young Analysis(16,082) (11,911) (7,740) Less: Net Debt and Preferred Stock (42,664) (42,664) (42,664) Total Equity Value $34,853 $27,841 $20,830 Shares Outstanding (2) 3,714.2 3,714.2 3,714.2 Value Per Share $9.38 $7.50 $5.61
Note: Additional detail behind calculations shown in appendix (1) Transaction costs consist of Greenhill fees and an assumed $300,000 of other professional fees (2) Includes 113,650 of deferred issuance shares 21

Sea Pines Valuation
Scenario 2
Description
# Scenario 2 represents the valuation of cash flow generating assets based on management forecasts and highest and best use values of undeveloped land, assuming a stock sale of the company with a separate asset sale of the rental management and real estate brokerage businesses
f Includes the assumption of residential development at the Racquet Club site and the construction of a 100-room hotel and spa at the Plantation Club site
# Sensitivities are applied to discount rate and terminal growth rate assumptions to arrive at a range of DCF values for the main cash flow generating assets, and a range of EBITDA multiples is applied to determine values for the rental management and real estate brokerage businesses
# A range of sensitivities are applied to PKF values of undeveloped land and repositioned assets to identify a range of values potentially realizable from an acquiror required to assume development risk 22

Sea Pines Valuation Scenario 2 Total Valuation If the service business ($in thousands, except per share values) High Mid Low assets need to be sold
Cash Flow Generating Assets, Excluding Rental Management and Brokerage Businesses $57,472 $51,903 $46,334
separately, tax leakage can be moderated through a sale Rental Management and Brokerage Businesses 16,038 13,746 11,455 of stock in the remaining Undeveloped Assets Based on PKF Appraisals 14,140 12,702 11,264 company New Developments Based on PKF Appraisals 2,435 2,076 1,718 Value of Acquiror Tax Impacts Based on Ernst & Young Analysis (2,433) (2,388) (2,343)
Total Enterprise Value $87,651 $78,040 $68,428 Less: Transaction Costs (1) (2,491) (2,251) (2,011) Less: Taxes on Asset Sale Based on Ernst & Young Analysis(2,839) (2,011) (1,184) Less: Net Debt and Preferred Stock (42,664) (42,664) (42,664) Total Equity Value $39,658 $31,114 $22,570 Shares Outstanding (2) 3,714.2 3,714.2 3,714.2 Value Per Share $10.68 $8.38 $6.08
Note: Additional detail behind calculations shown in appendix (1) Transaction costs consist of Greenhill fees and an assumed $300,000 of other professional fees (2) Includes 113,650 of deferred issuance shares 23

Sea Pines Valuation Comparable Company Trading Valuation Comparable company ($in millions) Sea Pines Valuation Multiple Implied Equity Value Implied Share Price trading multiples suggest a Methodology Statistic Low — HighLow — HighLow — High valuation range for Sea
Pines of $2 to $7 per shareEnterprise Value / 2004P EBITDA $5.7 8.0x — 12.0x $3 — $25 $0.72 — $6.82 Enterprise Value / 2005P EBITDA $6.5 7.0x — 11.0x $3 — $29 $0.79 — $7.80 Sea Pines suffers a discount to peers due to its relatively Enterprise Value / 2004P EBIT $3.1 15.0x — 20.0x $4 — $19 $1.05 — $5.23 weak operating performance Enterprise Value / 2005P EBIT $3.9 12.0x — 17.0x $4 — $23 $1.03 — $6.24 Equity Value / 2004 Earnings $0.8 18.0x — 28.0x $14 — $22 $3.74 — $5.82 Equity Value / 2005 Earnings $1.4 15.0x — 25.0x $21 — $35 $5.68 — $9.47 Summary Valuation Range $8 — $26 $2.00 — $7.00 WHG Bid $8.50 $8.50 Bid Premium / (Discount) to Valuation 325.0% 21.4% Note: Assumes net debt and preferred stock of $42.7 million and 3.7 million shares outstanding 24

Sea Pines Valuation Precedent Transaction Valuation Precedent transaction ($in millions) multiples suggest a Sea Pines Valuation Multiple Implied Equity Value Implied Share Price MethodologyStatistic Low — HighLow — High & nbsp; Low — High valuation range for Sea
Pines of $2 to $6Enterprise Value / 2004P EBITDA $5.7 8.0x — 13.0x $2.67 — $31 $0.72 — $8.35 Equity Value / 2004 Earnings $0.8 16.0x — 22.0x $12 — $17 $3.33 — $4.57 Summary Valuation Range $8 — $24 $2.00 — $6.00 WHG Bid $8.50 $8.50 Bid Premium / (Discount) to Valuation 325.0% 41.7% Note: Assumes net debt and preferred stock of $42.7 million and 3.7 million shares outstanding 25

Table of Contents 1 Situation Overview 2 Business Description and Recent Performance 3 Process Overview 4 Sea Pines Valuation 5 Conclusions 6 Appendix 26

Conclusions
Conclusions
Greenhill believes that ##The Company’s Judgment Loan matures on July 31, 2005, and Sea Pines is not projected to Riverstone’s offer is fair from have sufficient cash to pay down the loan at that time a financial point of view f Greenhill has analyzed strategic options available to the Company, including a refinancing, a sale of assets and a sale of the Company
# While there is likely to be significant interest in the Company from financial buyers, these acquirors are likely to be interested in a purchase of assets f In addition to subjecting the Company to a significant federal and state tax burden, a sale of assets and subsequent liquidating dividend would leave the Company’s shareholders with litigation and contingent liability risk f Likely to be significant diligence period and resulting price adjustments
# Through his Riverstone Group LLC entity, William H. Goodwin, Jr. has offered to purchase the stock of Sea Pines for $8.50 per share with no due diligence or financing conditions f Equivalent to an asset purchase price of $13.00 per share (1) f Goodwin has indicated he would block another transaction with his 27% ownership position
# Riverstone’s offer is within Greenhill’s valuation range of traditional methodologies for a stock sale and well above the equivalent asset purchase price range of value
# Based on these factors, Greenhill is of the opinion that the consideration offered by Riverstone is fair from a financial point of view to Sea Pines shareholders
(1) Grossed up for corporate taxes owed on gain on sale of assets based on Ernst & Young analysis and for transaction costs to be paid by Sea Pines shareholders upon a sale of assets 27

Table of Contents 1 Situation Overview 2 Business Description and Recent Performance 3 Process Overview 4 Sea Pines Valuation 5 Conclusions 6 Appendix 28

Appendix Summary Financial Projections Management Forecast ($in thousands) Fiscal Year Ending October 31, 2001A 2002A 2003A 2004P 2005P 2006P 2007P 2008P
Profit and Loss Gross Revenue $50,344 $51,481 $53,576 $55,545 $58,079 $60,675 $63,479 $66,256 Cost of Sale (23,803) (23,337) (26,036) (26,348) (27,577) (28,878) (30,229) (31,515) Expenses (22,747) (22,653) (23,473) (23,529) (23,991) (24,613) (25,407) (26,228) EBITDA $3,794 $5,491 $4,067 $5,667 $6,511 $7,184 $7,843 $8,513 Interest, Taxes, Depr., Amort. (6,468) (5,294) (4,640) (4,895) (5,104) (5,036) (4,993) (6,183) Other Expenses (1) 0 0 (5,892) 0 0 0 0 0 Net Income After Tax ($2,674) $197 ($6,465) $772 $1,407 $2,149 $2,850 $2,330
Sources and Uses of Cash Sources Net Income After Tax ($2,674) $197 ($6,465) $772 $1,407 $2,149 $2,850 $2,330 Depr. and Accrual to Cash Adj. 2,671 3,104 2,260 2,562 2,639 2,718 2,799 2,883 Loan Proceeds 4,300 600 5,900 1,100 0 0 0 0 Note Repayment 0 0 1,040 0 0 0 0 0
Uses Preferred Dividends/Redemption ($341) ($160) ($159) $0 ($318) ($1,838) $0 $0 Loan Principal Payments (2,034) (3,059) (1,642) (1,730) (1,825) (1,930) (2,040) (2,160) Capital Expenditures (1,784) (468) (1,036) (1,600) (1,055) (2,147) (1,673) (2,465)
Net Cash Flow $138 $214 ($102) $1,104 $848 ($1,048) $1,936 $588
Balance Sheet Cash Balance $360 $574 $471 $1,575 $2,423 $1,375 $3,311 $3,898 Accounts Receivable 946 1,290 1,420 1,420 1,420 1,420 1,420 1,420 Fixed Assets 49,516 47,416 45,861 43,799 42,216 41,645 40,518 40,101 Other Assets 4,350 5,231 5,062 5,062 5,062 5,062 5,062 5,062 Total Assets $55,172 $54,511 $52,814 $51,856 $51,120 $49,501 $50,311 $50,481
Accounts Payable/Accrued Liab. $3,299 $3,298 $3,543 $3,543 $3,543 $3,543 $3,543 $3,543 Other Liabilities 6,215 5,853 6,141 6,141 6,141 6,141 6,141 6,141 Mortgage Debt 33,999 33,540 31,897 31,267 29,442 27,512 25,472 23,312 Judgment Loan 0 0 5,900 4,800 4,800 4,800 4,800 4,800 Trust Preferred 2,480 2,480 2,480 2,480 2,480 2,480 2,480 2,480 Common Stockholders Equity 9,179 9,340 2,853 3,625 4,714 5,025 7,875 10,205 Total Liabilities & Capital $55,172 $54,511 $52,814 $51,856 $51,120 $49,501 $50,311 $50,481
Sources: Company filings and Management five year forecast, 4/6/04 (1) Other expenses in 2003 included a $6.3 million litigation charge and $0.1 million of restructuring charges, net of $0.5 million received under interest rate swap agreements 29

Appendix

Scenario 1

Value of Cash Flow Generating Assets Based on Management Forecasts

Traditional methodology suggests that the value of cash flow generating assets is in the $58 million to $74 million range

($ in thousands)

Cash Flow Summary, Excluding Rental Management and Brokerage Businesses

	Fiscal Years Ending October 31,				
	2004P [1]	2005P	2006P	2007P	2008P
EBITDA [2]	$4,173.9	$5,220.4	$5,692.0	$6,148.4	$6,650.8
Cash Taxes [3]	0.0	0.0	(44.9)	(1,272.7)	(1,431.7)
Changes in Working Capital	0.0	0.0	0.0	0.0	0.0
Capital Expenditures [4]	(454.9)	(760.0)	(855.0)	(874.0)	(893.8)
Free Cash Flow	$3,719.1	$4,460.4	$4,792.1	$4,001.7	$4,325.4

Discounted Cash Flow Summary

Terminus Cap Rate	Discount Rate 8.0%	9.0%	10.0%
8.0%	$57,472	$55,488	$53,597
9.0%	$53,082	$51,280	$49,562
10.0%	$49,571	$47,913	$46,334

The service businesses would most likely trade on multiples of current or projected forward cash flow

Rental Management and Brokerage Businesses

	2005P EBITDA [5]	EBITDA Multiple			Implied Value		
		High	Mid	Low	High	Mid	Low
Sea Pines Rental Management	$1,195.9	7.0x	6.0x	5.0x	$8,371.2	$7,175.3	$5,979.4
Sea Pines Real Estate Company	1,095.2	7.0x	6.0x	5.0x	7,666.3	6,571.1	5,475.9
Total	$2,291.1				$16,037.5	$13,746.4	$11,455.4

Source: Management five year forecast, 4/6/04
(1) Assumes 90% of FY2004P cash flow remains to be generated
(2) Assumes $1,000,000 of annual cost savings associated with going private transaction and other overhead reductions
(3) Assumes tax rate of 38% and includes use of NOLs
(4) Includes normal equipment replacements and propety improvements per Management forecasts and a $400,000 annual development contingency
(5) Reallocates 20% of overhead allocated to service businesses in management forecast to other Sea Pines businesses
Allocates 5% of aggregate Capex projections to the rental management and brokerage businesses

Greenhill

30

Appendix

Scenario 1

Value of Undeveloped and Repositioned Assets

Undeveloped and repositioned assets could be worth between approximately $13 million and $17 million

($ In thousands)

Value of Undeveloped and Repositioned Assets

Undeveloped Asset	PKF Value - Highest and Best Use	90% of PKF Value	80% of PKF Value
Liberty Oak Parcels B,C&D	$6,750.0	$6,075.0	$5,400.0
Artist Area Parcels A&B	1,740.0	1,566.0	1,392.0
Cottage Site	400.0	360.0	320.0
Saddlebag Site	610.0	549.0	488.0
Sea Pines Center Parcels C-1&C-4	560.0	504.0	448.0
Forest Preserve	4,320.0	3,888.0	3,456.0
Purchase of 5 Density Units [(1)]	(239.6)	(239.6)	(239.6)
Total Undeveloped Asset Value	$14,140.4	$12,702.4	$11,264.4

Repositioning / Development	PKF Valuation	90% of PKF Value	80% of PKF Value
24 Residential Units at Racquet Club Site	$1,560.0	$1,404.0	$1,248.0
100 Room Hotel/Spa at Plantation Club Site	3,250.0	2,925.0	2,600.0
Replacement of OSM Clubhouse	(1,225.0)	(1,102.5)	(980.0)
Purchase of 24 Density Units [(1)]	(1,150.2)	(1,150.2)	(1,150.2)
Total Net Value of Repositioning	$2,434.8	$2,076.3	$1,717.8

Source: PKF Report, 10/31/03

(1) Includes assumed construction of 10 residential units at Liberty Oak Parcel B, 21 residential units at Liberty Oak Parcels C&D, and 24 residential units at the Racquet Club site; assumes SPA currently has available 26 RDUs and has the right to acquire another 29 RDUs at a price of $47,925 per unit

Greenhill

31

Appendix

Scenario 1

Tax Effects of Asset Sale Based on Ernst & Young Analysis

Tax leakage as a result of an asset sale could be significant

($ in thousands)

Corporate Taxes on Sale of Assets

	High	Mid	Low
Asset Sale Price	$96,306	$84,837	$73,367
Less: Transaction Costs [1]	(2,708)	(2,421)	(2,134)
Tax Basis	42,869	42,869	42,869
Gain on Sale	$50,730	$39,547	$28,364
South Carolina NOL	(9,014)	(9,014)	(9,014)
South Carolina Taxable Income	$41,715	$30,533	$19,350
South Carolina Taxes [2]	$2,086	$1,527	$967
Federal NOL	($7,479)	($7,479)	($7,479)
Federal Taxable Income	$41,165	$30,542	$19,918
Federal Taxes [3]	13,996	10,384	6,772
Total Taxes	**$16,082**	**$11,911**	**$7,740**
Tax Leakage per Share	$4.33	$3.21	$2.08

The Company would expect a buyer to pay for ongoing tax benefits from a resulting asset write-up

Value of Acquiror Tax Impacts

	High	Mid	Low
Basis Write-Up	$53,437	$41,968	$30,499
Total 15-Year South Carolina Tax Savings	(1,542)	(1,211)	(880)
Total 15-Year Federal Tax Savings	(9,959)	(7,821)	(5,684)
Total 15-Year Tax Savings	($11,500)	($9,032)	($6,564)
Discount Rate	5%	5%	5%
NPV of Acquiror Tax Savings on Basis Step-Up	$8,654	$6,797	$4,939
NPV of NOL Used by Seller [4]	(2,433)	(2,388)	(2,343)
Total Value of Acquiror Tax Impact	**$6,221**	**$4,409**	**$2,596**
NPV of Acquiror Tax Impacts per Share	$1.68	$1.19	$0.70

Source: Assumptions from Ernst & Young Sales Analysis, 4/14/04
(1) Transaction costs consist of Greenhill fees and an assumed $300,000 of other professional fees
(2) South Carolina taxes calculated at 5% of gain
(3) Federal taxes calculated at 34% of gain, net of South Carolina taxes owed
(4) Eliminates benefit of NOLs included in DCF valuation, as Sea Pines will use the balance of its NOLs to absorb taxes in a sale of assets

Greenhill

32

Appendix

Scenario 2

Tax Effects of Separate Rental Management/Brokerage Business Asset Sale Based on E&Y Analysis

Tax leakage can be moderated through an asset sale of only the service businesses

Corporate Taxes on Sale of Assets

	High	Mid	Low
Sale Price	$16,038	$13,746	$11,455
Less: Transaction Costs [1]	(544)	(471)	(399)
Tax Basis	268	268	268
Gain on Sale	$15,225	$13,007	$10,788
South Carolina NOL	(9,014)	(9,014)	(9,014)
South Carolina Taxable Income	$6,211	$3,992	$1,774
South Carolina Taxes [2]	$311	$200	$89
Federal NOL	($7,479)	($7,479)	($7,479)
Federal Taxable Income	$7,436	$5,328	$3,221
Federal Taxes [3]	2,528	1,812	1,095
Total Taxes	$2,839	$2,011	$1,184
Tax Leakage per Share	$0.76	$0.54	$0.32

Value of Acquiror Tax Impacts

	High	Mid	Low
NPV of Service Businesses Acquiror Tax Savings on Basis Step-Up [4]	$0	$0	$0
NPV of NOL Used by Seller [5]	(2,433)	(2,388)	(2,343)
Total Value of Acquiror Tax Impact	($2,433)	($2,388)	($2,343)
NPV of Acquiror Tax Impacts per Share	($0.66)	($0.64)	($0.63)

Source: Assumptions from Ernst & Young Sales Analysis, 4/14/04
(1) Transaction costs consist of Greenhill fees and an assumed $300,000 of other professional fees and are allocated to the service businesses based on relative current value
(2) South Carolina taxes calculated at 5% of gain
(3) Federal taxes calculated at 34% of gain, net of South Carolina taxes owed
(4) The excess of purchase price over book value of the service business assets is likely to be attributed to an intangible asset with little or no depreciation benefits
(5) Eliminates benefit of NOLs included in DCF valuation, as Sea Pines will use the balance of its NOLs to absorb taxes in a sale of assets

Greenhill

33

Appendix

Comparable Company Trading Statistics

Hotel and Resort Owner/Operators

($ millions, except per share data)

Company	Price 7/23/2004	Discount From 52 Wk. High	Equity Value	Enterprise Value	Price / EPS (1) 2004P	Price / EPS (1) 2005P	Enterprise Value / Revenue 2004P	Enterprise Value / Revenue 2005P	Enterprise Value / EBITDA 2004P	Enterprise Value / EBITDA 2005P	Enterprise Value / EBIT 2004P	Enterprise Value / EBIT 2005P	2004E PE / 5-Yr. EPS Gr. Rate (1)
Starwood Hotels & Resorts Worldwide, Inc.	$44.52	(4.6%)	$9,804	$14,071	32.1x	25.3x	3.5x	3.3x	14.5x	13.2x	26.6x	23.8x	2.1x
Marriott International, Inc.	$48.33	(6.2%)	$11,719	$13,002	20.2x	17.6x	1.3x	1.2x	18.5x	15.9x	24.1x	20.1x	1.4x
Hilton Hotels Corporation	$18.08	(5.9%)	$7,082	$11,073	32.3x	25.8x	3.8x	3.6x	12.1x	11.1x	19.3x	17.4x	2.3x
Fairmont Hotels & Resorts Inc.	$26.42	(6.6%)	$2,090	$2,715	36.6x	29.7x	3.9x	3.7x	13.3x	11.3x	20.2x	16.5x	2.4x
Choice Hotels International, Inc.	$50.65	(1.3%)	$1,843	$2,095	23.9x	20.9x	5.1x	4.7x	15.1x	13.8x	16.4x	14.9x	1.8x
Four Seasons Hotels Inc.	$61.10	(3.0%)	$2,234	$2,184	52.7x	36.3x	7.4x	6.6x	29.3x	21.2x	37.3x	26.0x	2.8x
Vail Resorts, Inc.	$19.03	(3.2%)	$677	$1,257	35.7x	33.1x	1.7x	1.6x	7.9x	7.0x	17.2x	14.0x	3.2x
Orient-Express Hotel Ltd.	$16.15	(18.4%)	$554	$1,007	22.1x	17.2x	3.1x	3.0x	13.6x	12.3x	20.9x	18.4x	1.2x
Prime Hospitality Corp.	$9.51	(20.1%)	$428	$641	121.9x	55.3x	1.9x	1.8x	10.7x	10.1x	30.4x	25.0x	12.2x
Bluegreen Corporation	$13.15	(7.3%)	$360	$562	11.0x	9.1x	1.1x	1.0x	8.1x	6.7x	10.2x	8.0x	0.6x
Sunterra Corporation	$10.92	(27.2%)	$203	$490	11.3x	9.2x	N/A	N/A	7.8x	6.4x	N/A	N/A	0.8x
				Mean	36.4x	25.4x	3.3x	3.1x	13.7x	11.7x	22.3x	18.4x	2.8x
				Median	32.1x	25.3x	3.3x	3.1x	13.3x	11.3x	20.5x	17.9x	2.1x
Sea Pines Associates, Inc. (2)	$2.63	N/A	$10	$52	12.6x	6.9x	0.9x	0.9x	9.2x	8.0x	16.9x	13.5x	N/A

(1) Source: I/B/E/S estimates as of July 2004
(2) The Company is aware of only 27 transfers of its common stock during FY2003 and has no official data as to the prices at which any of these transfers took place. The Company maintains a bulletin board on its web site that allows persons to post their interest in buying or selling the Company's securities. An offer to purchase shares of the Company's common stock for $1.25 and an offer to sell common shares for $4.00 are currently posted; the average of these offers is used here for comparison purposes

Greenhill

34

Appendix

Comparable Company Operating Statistics

Hotel and Resort Owner/Operators

($ millions, except per share data)

Company	Revenue 2004P	Revenue 2005P	Revenue Growth 2004P	Revenue Growth 2005P	EBITDA Margin 2004P	EBITDA Margin 2005P	EBIT Margin 2004P	EBIT Margin 2005P	Net Income Margin 2004P	Net Income Margin 2005P
Starwood Hotels & Resorts Worldwide, Inc.	$3,973	$4,266	4.3%	7.4%	24.4%	25.0%	13.3%	13.9%	5.6%	6.2%
Marriott International, Inc.	$9,799	$10,428	9.1%	6.4%	7.2%	7.8%	5.5%	6.2%	5.3%	5.8%
Hilton Hotels Corporation	$2,921	$3,054	1.3%	4.6%	31.2%	32.6%	19.6%	20.9%	6.1%	7.3%
Fairmont Hotels & Resorts Inc.	$702	$737	12.7%	5.1%	29.0%	32.5%	19.2%	22.4%	10.5%	13.1%
Four Seasons Hotels Inc.	$297	$329	10.5%	10.8%	25.1%	31.4%	19.7%	25.6%	15.7%	19.9%
Vail Resorts, Inc.	$735	$777	3.0%	5.7%	21.6%	23.0%	9.9%	11.5%	2.6%	2.6%
Choice Hotels International, Inc.	$415	$448	7.4%	8.1%	33.5%	33.9%	30.8%	31.3%	17.8%	18.2%
Orient-Express Hotel Ltd.	$328	$341	1.0%	3.7%	22.6%	24.0%	14.7%	16.1%	7.9%	9.3%
Prime Hospitality Corp.	$338	$351	(8.2%)	3.9%	17.7%	18.1%	6.2%	7.3%	0.6%	1.5%
Bluegreen Corporation	$499	$569	20.6%	13.9%	13.8%	14.8%	11.1%	12.4%	6.9%	7.4%
Mean	$2,001	$2,130	6.2%	6.9%	22.6%	24.3%	15.0%	16.8%	7.9%	9.1%
Median	$600	$653	5.9%	6.1%	23.5%	24.5%	14.0%	15.0%	6.5%	7.3%
Sea Pines Associates, Inc.	$56	$58	3.7%	4.6%	10.2%	11.2%	5.6%	6.7%	1.4%	2.4%

Note: Estimates from recent analyst research

Greenhill

35

Appendix

Selected Precedent Transactions

Hotel and Resort Properties

($ in millions)

Date Announced	Target / Acquiror	Enterprise Value	Price / Current Year Earnings	Enterprise Value / Current Year Revenue	Enterprise Value / Current Year EBITDA	Enterprise Value / Price Per Room	Announced Premium
4/5/2004	Savoy Group / Quinlan Private Investor Group	$1,370.0	-	-	-	$1,774,611	-
3/5/2004	Extended Stay America / The Blackstone Group	$3,040.3	47.4x	5.2x	13.1x	$60,444	24.1%
2/14/2004	KSL Recreation Corp. / CNL Hospitality	$2,160.0	-	-	-	$593,244	-
12/30/2003	Meridien Hotels / Lehman Brothers and Starwood Hotels	$1,300.0	-	-	-	-	-
12/30/2003	HBE Corp Pyramid Advisors and Morgan Stanley Real Estate	$236.0	-	-	-	$81,746	-
10/29/2003	Jarvis Hotels Plc / Kayterm Ltd (Management)	$378.2	22.4x	1.4x	6.7x	$54,751	5.0%
10/28/2003	Candlewood Hotel Company / Hospitality Properties Trust, InterContinental Hotels	$105.0	-	-	-	-	-
5/30/2003	Orb Estates' Euro & UK Property Limited / Atlantic Hotels	$1,145.3	-	-	-	$201,000	-
5/8/2003	RFS Hotels Investors / CNL Hospitality	$688.0	-	3.4x	10.8x	$83,000	15.4%
3/4/2003	Thistle Hotels plc / BII International	$1,107.0	-	-	9.4x	$100,636	26.2%
12/18/2002	Travelodge & Little Chef (Compass Group PLC) / Permira	$1,139.2	-	-	5.9x	$94,933	-
3/12/2002	37 Thistle Hotels / Euro & UK Property LTD	$852.6	-	4.3x	10.8x	$156,205	-
11/20/2001	Homestead Village Inc. (Security Capital Group) / Blackstone Real Estate Advisors	$740.0	-	-	7.7x	$43,529	43.1%
5/25/2001	Le Meridien Hotels (Compass Group PLC) / Nomura Holdings Inc.	$2,698.0	-	3.9x	-	$67,450	N.M.
5/10/2001	Meristar Hospitality / Felcor Lodging Trust Inc. (Terminated)	$2,740.2	-	2.3x	7.8x	$94,826	87.8%

Greenhill 36

Appendix

Selected Precedent Transactions (Continued)

Hotel and Resort Properties

($ in millions)

Date Announced	Target / Acquiror	Enterprise Value	Price/ Current Year Earnings	Enterprise Value / Current Year Revenue	Enterprise Value / Current Year EBITDA	Price Per Room	Announced Premium
4/23/2001	Scandic Hotels AB / Hilton Group PLC	$1,031.2	22.1x	1.5x	10.9x	$38,975	18.7%
4/4/2001	Posthouse (Compass Group PLC) / Bass PLC	$1,158.3	-	-	7.9x	$94,171	16.8%
4/25/2000	Grand Hotel Krasnapolsky / NH Hoteles SA	$778.3	17.9x	3.3x	11.1x	$74,837	29.2%
11/22/1999	Swallow Group PLC / Whitbread PLC	$936.4	16.5x	2.2x	10.7x	$191,524	N.M.
11/18/1999	Regal Hotels North American Assets / Millennium & Copthorne	$688.5	-	-	11.0x	$94,057	44.4%
9/7/1999	Promus Hotel Corp. / Hilton Hotels Corp.	$4,018.5	17.9x	3.6x	9.6x	$20,193	N.M.
7/12/1999	Red Roof Inns Inc / Accor SA	$1,128.0	15.7x	2.9x	7.4x	$30,486	36.0%
4/22/1999	CDL Hotels' Asian & Australian Hotel Assets / Millennium & Copthorne	$895.2	-	-	13.9x	$146,321	101.4%
4/6/1999	Sunstone Hotel Investors/ SHP Acquisition LLC	$871.5	-	-	9.5x	$82,803	-
2/8/1999	Stakis PLC / Ladbroke Group PLC (Hilton)	$1,814.5	15.9x	2.9x	12.2x	$222,637	N.M.
2/21/1998	InterContinental Hotels (Saison) / Bass PLC (Six Continents PLC)	$2,889.0	-	-	12.5x	$44,446	-

	Price/ Current Year Earnings	Enterprise Value / Current Year Revenue	Enterprise Value / Current Year EBITDA	Price Per Room	Announced Premium
Mean	22.0x	3.1x	9.9x	$185,284	37.3%
Median	17.9x	3.1x	10.7x	$88,529	27.7%
High	47.4x	5.2x	13.9x	$1,774,611	101.4%
Low	15.7x	1.4x	5.9x	$20,193	5.0%

Greenhill

37

Appendix

Sale of Undeveloped Land

Overview

An initial assessment of the value of undeveloped land predicts values sufficient to fund the Judgment Loan maturity

- Greenhill has explored in more detail with Management a scenario in which Sea Pines sells its undeveloped land assets to a third party and uses the proceeds to retire preferred stock and partially pay down its credit facility
- In a land sale scenario, Sea Pines would continue to operate as is, using cash flow from operations to fund capital improvements and continue to make payments on its credit facility

($ In thousands)

Undeveloped Land Portfolio

Undeveloped Asset	PKF Value - Highest and Best Use	90% of PKF Value	80% of PKF Value
Liberty Oak Parcels B,C&D	$6,750.0	$6,075.0	$5,400.0
Artist Area Parcels A&B	1,740.0	1,566.0	1,392.0
Cottage Site	400.0	360.0	320.0
Saddlebag Site	610.0	549.0	488.0
Sea Pines Center Parcels C-1&C-4	560.0	504.0	448.0
Forest Preserve	4,320.0	3,888.0	3,456.0
Purchase of 5 Density Units [(1)]	(239.6)	(239.6)	(239.6)
Total Undeveloped Asset Value	$14,140.4	$12,702.4	$11,264.4

Source: PKF Report, 10/31/03
(1) Includes assumed construction of 10 residential units at Liberty Oak Parcel B and 21 residential units at Liberty Oak Parcels C&D; assumes SPA currently has available 26 RDUs and has the right to acquire another 29 RDUs at a price of $47,925 per unit

Greenhill

38

Appendix

Sale of Undeveloped Land

Financial Projections

In addition to satisfying the Judgment Loan, the sale of undeveloped land could free debt capacity for additional Capex borrowings in the future

($ in thousands)	Fiscal Years Ending October 31,				
	2004P	2005P	2006P	2007P	2008P
Total EBITDA	$5,667.0	$6,511.4	$7,184.4	$7,842.8	$8,512.8
Sale of Undeveloped Land (1)		$10,813.8			
Cash Interest Expense (2)	(2,169.0)	(1,833.4)	(1,511.7)	(1,329.1)	(1,120.5)
Cash Taxes (3)	0.0	(857.4)	(1,010.6)	(1,270.3)	(1,542.1)
Capex (4)	(500.0)	(1,055.0)	(2,146.5)	(1,673.0)	(2,465.4)
Free Cash Flow	$2,998.0	$13,579.4	$2,515.6	$3,570.3	$3,384.8
Beginning Cash Balance	$471.3	$500.0	$500.0	$500.0	$500.0
Debt Draw/(Paydown) (5)	(2,969.3)	(13,579.4)	(2,515.6)	(3,570.3)	(3,384.8)
Ending Cash Balance	$500.0	$500.0	$500.0	$500.0	$500.0
Total Debt (Includes Trust Preferreds)	$37,307.7	$26,619.6	$24,104.0	$20,533.7	$17,149.0
Series A Preferred Stock (6)	1,679.0	0.0	0.0	0.0	0.0
Total Debt / EBITDA	6.6x	4.1x	3.4x	2.6x	2.0x
EBITDA / Interest Expense	2.6x	3.6x	4.8x	5.9x	7.6x
Potential Financing Capacity (7)	$0.0	$0.0	$4,633.4	$10,837.5	$16,902.3

Source: Management five year forecast, 4/6/04 for operating assumptions
(1) Sale assumed to occur mid-FY2005; sale value assumed to be 80% of PKF highest and best use valuation and is net of transaction costs (4% of sale proceeds)
(2) Annual payments based on average yearly debt balances
(3) NOLs used to partially offset gain on land sale
(4) Capex from management five year forecast is based on available cash in that plan; actual Capex could be higher with greater available cash
(5) Assumes cash from sale of undeveloped land used to retire preferred stock and accrued dividends in FY2005 and excess cash in all years is used to pay down credit facility and assumes minimum cash balance of $500,000
(6) Shown at liquidation preference
(7) Assumes maximum Total Debt/EBITDA of 4.0x

Greenhill

39

Appendix
Sale of Undeveloped Land
Summary
# Initial indications are that proceeds from the sale of undeveloped land would be sufficient to pay off the Judgment Loan f PKF review implies a valuation range of $11 million to $14 million
# Proceeds over and above the Judgment Loan amount could be used to retire preferred stock and further deleverage the Company f Would free up a limited amount of additional future borrowing capacity
# Proceeds and additional debt capacity will be insufficient to make significant upgrade investments f $30 million to build new Plantation Club Hotel/Spa and upgrade Beach Club f Competitive position relative to other East Coast resorts will continue to erode 40